Exhibit 99.1

LEASE FOR OFFICE / WAREHOUSE BUILDING

This Lease for Office / Warehouse Building ("Lease") is made this 26th day of August, 2010 by and between Maile Leasing, LLC ("Landlord") and Saving Energy Solar, Inc., ("Tenant").

ARTICLE 1
DEMISED PREMISES AND TERM

1.1 Landlord is the owner of that certain improved real property in the City of Henderson, Clark County, Nevada, consisting generally of a Office / Warehouse building, commonly known as 2043 Pabco Road, Henderson, NV 89011 (APN 17801511058) (the "Premises"). Landlord does hereby lease to Tenant, and Tenant accepts the lease of the Premises for a term of One (1) Year, commencing on September 1, 2010 ("Commencement Date"), unless sooner terminated. This Lease shall be automatically renewed for additional terms of an annual lease term upon the same terms and conditions, except that any renewal is subject to the condition precedent that no uncured default by Tenant has occurred during the initial Term or any immediately preceding renewal Term, as applicable. Subject to the foregoing, this Lease shall be automatically extended for each successive renewal Term, without any further notice or action required by either party, unless Tenant notifies Landlord in writing of its intention not to renew this Lease at least thirty (30) calendar days prior to the end of the Term then existing.

ARTICLE 2
RENT

2.1 Tenant shall pay to Landlord at the office of Landlord, or at such other place as Landlord may designate, a fixed minimum monthly Rent of Two Thousand and 001100 Dollars ($2000.00) (the "Rent"). The Rent shall be paid in advance on or before the 7th day of each and every calendar month during the Term. Simultaneous with the execution hereof, Tenant has paid to Landlord the first month's Rent, receipt of which is hereby acknowledged, (subject to collection, however, if made by check). Rent shall be payable without any prior demand therefor and without any deductions or setoffs  whatsoever. Any payment tendered to Landlord which is dishonored upon presentation for payment, shall further subject Tenant to a $50.00 return check charge, which shall be payable to Landlord, as additional rent (defined below), together with Tenant's next monthly Rent payment.

2.2 On the first (l st) anniversary of the Commencement Date, and on each yearly anniversary of the Commencement Date, for the initial Term or any renewal Term thereafter, the Rent shall automatically increase by ten percent (l 0.0%) of the total cumulative Rent payable during the previous year.

2.3 Tenant shall pay Rent when it is due, without notice, demand or offset. A Rent payment not paid by the 7th day of the month shall be considered late, and Landlord may charge a late fee equal to Ten percent (10%) of the amount due. Amounts due under this Lease which become delinquent shall bear interest, from the delinquency date until paid in full, at the rate of Twelve percent (12%) per annum; provided, however, that no amount shall be considered delinquent hereunder until after the expiration of any applicable cure period described in this Lease.

ARTICLE 3
USE

3.1 Tenant's sole and exclusive permitted use of the Premises shall be for Business Office and Warehousing including trucks, trailers and materials related to its trade. Tenant shall not use or permit upon the Premises anything that will invalidate any policies of insurance now or hereafter carried on the Premises or that will increase the rate of insurance on the Premises. Tenant will not do anything or permit anything to be done upon the Premises in any way tending to create a nuisance, or tending to disturb the occupants of neighboring property, or tending to injure the reputation of the Premises. Tenant will comply with all federal, state, county and municipal regulations, ordinances, rules, laws, and health and safety requirements, including but not limited to air quality, EPA, and track -out requirements, as such may be amended from time to time (collectively, the "Legal Requirements") applicable to the Premises and Tenant's use thereof, and applicable to Tenant's business. Tenant will obtain and maintain in full force and effect at all times, all permits, licenses and other governmental approvals (collectively, "Governmental Approvals") necessary for the operation of Tenant's business and the use of the Premises. Tenant will not use the Premises for lodging or sleeping purposes or for immoral or illegal purposes. Tenant shall not conduct nor permit to be conducted on the Premises any business that is not in compliance with all applicable Legal Requirements. Tenant shall not at any time manufacture, sell, use, or give away, and shall not at any time permit the manufacture, sale, use, or gift of any spirituous, fermented, intoxicating, or alcoholic liquors or controlled substances on the Premises. Tenant shall not at any time sell, purchase, or give away, or permit the sale, purchase, or gift of, food in any form on the Premises.

ARTICLE 4
SERVICES

4.1 Landlord shall not be required to furnish any services, maintenance or facilities or to make any repairs or alterations in and to the Premises.

ARTICLE 5
POSSESSION

5.1 Tenant shall be given possession of the Premises on the Commencement Date.

ARTICLE 6
CONDITION OF PREMISES

6.1 Tenant's taking possession of the Premises shal1 be conclusive evidence as against Tenant that the Premises were in good order and satisfactory condition when Tenant took possession, except as to latent defects. Landlord has made no promises to Tenant to alter, remodel, repair, or improve the Premises, nor has Landlord made any representations respecting the condition of the Premises.

ARTICLE 7
MAINTENANCE, REPAIR AND TRIPLE NET

7.1 In addition to any other obligations of Tenant under this Lease, Tenant has the obligation to pay and perform as follows:

A. During the Term, Tenant, at Tenant's sole cost and expense, shall maintain the Premises and all improvements thereon, including existing fences and gates for the Premises, in good condition and repair at all times and shall not place anything upon the Premises that would cause the Premises to be in a disorderly, unclean, unlawful or unsightly condition. In the event Tenant fails to maintain the Premises as described herein, Landlord at its option may cause such maintenance to be performed and shall charge Tenant for such maintenance costs as Additional Rent.

B. Upon Commencement, Tenant shall immediately connect all utilities and services to Premises. Tenant to pay when due all utilities and other charges with the Tenant's leased Premises.

7.2 In the event Landlord or its agents or contractors shall elect to maintain the Premises or to make repairs, alterations, improvements, or additions to the Premises, Landlord shall be allowed to take into and upon the Premises all material that may be required to perform such maintenance and to make such repairs, alterations, improvements, or additions and, during the continuance of any of said work, to temporarily close entryways, ingress to and egress from the Premises and to interrupt or temporarily suspend any services and facilities without being guilty of an eviction of Tenant or liable for damages to Tenant's property, business, or person, and the Rent shall in no way abate while such maintenance is being performed and such repairs, alterations, improvements, or additions are being made, and Tenant shall not be entitled to maintain any setoff or counterclaim for damages of any kind against Landlord by reason thereof. Landlord may, at its option, perform such maintenance and make all such repairs, alterations, improvements, or additions in and about the Premises during ordinary business hours.

ARTICLE 8
ALTERATIONS

8.1 Tenant shall not, without the prior written consent of Landlord, make any repairs, replacements, alterations, improvements, or additions to the Premises (collectively, "Alterations"). In the event Tenant desires to make any Alterations pursuant to this Article 8, or any repairs or replacements pursuant to Article 7 of this Lease, Tenant shall, prior to commencing any such work provide Landlord with all documentation and information that Landlord may reasonably request and obtain Landlord's approval thereof. Such documentation and information may include without limitation: (i) Submitting to Landlord plans and specifications showing such work in reasonable detail; (ii) Furnishing Landlord with the names and addresses of all contractors and copies of all contracts with such contractors; (iii) Providing Landlord with evidence that all necessary Governmental Approvals have been obtained and that Tenant is in compliance with all Legal Requirements; (iv) Providing Landlord with certificates of insurance in forms and amounts satisfactory to Landlord naming Landlord as an additional insured; and (v) Complying with such other requests as Landlord may reasonably make in connection with such work. All such work shall, at Landlord's election, be subject to supervision by Landlord, and Tenant shall promptly pay Landlord the reasonable cost of all such supervision.

8.2 Tenant hereby agrees to protect, defend, indemnify, and hold Landlord harmless from any and all liabilities of every kind and description that may arise out of or in connection with such Alterations. This indemnity obligation shall survive the expiration of the Term and the termination of this Lease.

8.3 Upon completing any such Alterations, Tenant shall furnish Landlord with contractors' affidavits and full and final waivers of lien and receipted bills covering all labor and material expended and used.

8.4 All Alterations shall comply with all insurance requirements and with all applicable Legal Requirements, and shall be constructed in compliance with the plans, specifications and other documentation as approved by Landlord. All Alterations shall be constructed in a good and workmanlike manner and only new, good quality materials shall be used.

8.5 All Alterations, whether temporary or permanent in character, shall become Landlord's property and shall remain upon the Premises at the termination or expiration of this Lease for any reason, without compensation to Tenant (excepting only Tenant's movable trade fixtures); provided, however, that Landlord shall have the right to require Tenant to remove such Alterations at Tenant's sole cost and expense in accordance with the provisions of Article 17 of this Lease.

ARTICLE 9
COVENANT AGAINST LIENS

9.1 Nothing contained in this Lease shall authorize Tenant to do any act that shall in any way encumber Landlord's title to the Premises, nor in any way subject Landlord's title to any claims by way of lien or encumbrance, whether claimed by operation of law or by virtue of any express or implied contract of Tenant, and any claim to a lien upon the Premises arising from any act or omission of Tenant shall attach only against Tenant's interest and shall in all respects be subordinate to Landlord's title to the Premises. If Tenant has not removed any such lien or encumbrance within fifteen (15) days after written notice to Tenant by Landlord, Landlord may pay the amount necessary to remove such lien or encumbrance without being responsible for making any investigation as to the validity thereof, and the amount so paid shall be deemed Additional Rent reserved under this Lease due and payable forthwith. Tenant agrees to indemnify, defend (with counsel acceptable to Landlord) and hold harmless Landlord and its officers, agents and employees from any such lien or encumbrance. This Article 9 shall survive the termination or expiration of this Lease.

ARTICLE 10
DAMAGE OR DESTRUCTION BY FIRE OR CASUALTY

10.1 If the Premises shall be destroyed or damaged by fire or other casualty, and if the Premises may be repaired and restored within one hundred twenty (120) days (plus such additional time during which Landlord may be prevented from completing the repairs for a force majeure event (as defined in Article 24) beyond its reasonable control) after such damage, then Landlord shall have the option to: (i) repair and restore the same with reasonable promptness, or (ii) demolish the Premises or cease its operation, in which event this Lease shall automatically be canceled and terminated as of the date of such damage. In the event any such damage not caused by the act or neglect of Tenant, its agents, servants, employees, guests, licensees, or invitees renders the Premises untenable, in whole or in part, and if this Lease shall not be canceled and terminated by reason of such damage, then Rent shall abate during the period beginning with the date of such fire or other casualty and ending with the date when Landlord's work in the Premises is completed, such abatement to be in an amount bearing the same ratio to the total amount of Rent for such period as the untenable portion of the Premises bears to the entire Premises. Landlord's work shall not include the repair, replacement, or restoration of Ten ant's fixtures or tenant improvements.

10.2 If such damage renders the Premises untenable in whole or in part, and if, in Landlord's judgment, such damage cannot reasonably be repaired and restored within one hundred twenty (120) days (plus such additional time during which Landlord may be prevented from completing the repairs for a force majeure event), either party shall have the right to cancel and terminate this Lease as of the date of such damage, provided, however, that Tenant may not elect to terminate this Lease if such damage was caused by the act or neglect of Ten ant, its agents, servants, employees, guests, licensees, or invitees.

10.3 Any right to terminate or any other option provided for any party in this Article 10 must be exercised by written notice to the other party served no later than one hundred thirty (130) days after such damage shall have occurred.

ARTICLE 11
INSURANCE AND RISK OF LOSS

11.1 In consideration of the leasing of the Premises at the Rent stated in Article 2, Tenant, at its sole cost and expense, but for the mutual benefit of Landlord (when used in this Article the term "Landlord" shall include Landlord and its agents, servants, and employees) and Tenant (when used in this Article the term "Tenant" shall include Tenant's agents, servants, and employees), agrees to purchase and keep in force and effect during the Term hereof the following insurance:

A. Workman's Compensation insurance, in a policy limit of not less than the statutory minimum, covering all persons employed in connection with the matters contemplated hereunder and with respect to whom death or injury claims could be asserted against Landlord, Tenant or the Premises.

B. Comprehensive General Liability insurance (for contractual liability, bodily injury and death and property damage) relating to the matters contemplated by this Lease, including, without limitation, Tenant's activities on the Premises, in a policy limit of not less than One Million and 00/100 Dollars ($1,000,000.00) for personal injury, bodily injury, sickness, disease, or death, or for damage or injury to or destruction of property (including the loss of use thereof) combined single limit per occurrence.

C. Automobile Liability insurance with a combined single limit of One Million and 00/100 Dollars ($1,000,000.00) per accident.

D. All-risk property insurance equal to one hundred percent (l 00%) of the replacement cost for any and all buildings, tenant improvements and fixtures, including without limitation, on its merchandise, inventory, contents, furniture, equipment, or other personal property located in the Premises, protecting Landlord and Tenant from damage or other loss caused by fire or other casualty, including but not limited to vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion, malfunction or failure of heating and cooling or other apparatus, and other similar risks.

11.2 All insurance policies required hereunder, and all renewals thereof, shall be provided by a company or companies authorized to do business in Nevada and having an A.M. Best rating of A:+ or higher, and shall expressly: (i) Provide that such policies shall not be cancelled or altered without thirty (30) days' prior written notice to Landlord; (ii) Waive subrogation against the Landlord, its officers, agents, servants and employees; (iii) Provide that it is primary, specific and noncontributing with any insurance which Landlord may carry; and (iv) Be endorsed to name Landlord as an additional insured.

11.3 Tenant shall provide to Landlord within thirty (30) days following execution of this Lease a copy of all Certificates of Insurance and endorsements showing that the insurance policies required hereby are in effect, along with proof of premium payment. Tenant shall also provide Landlord annually with a Certificate of Insurance as evidence of such insurance. The Certificate of Insurance and endorsements thereto for each insurance policy are to be signed by a person authorized by that insurer and licensed by the State of Nevada. All deductibles and self-insured retention shall be fully disclosed in the Certificate of Insurance and endorsements. No deductible or self-insured retention may exceed $25,000 without the written approval of Landlord. If Tenant is underwritten on a claims-made basis, the retroactive date shall be prior to or coincident with the date of this Lease, and every Certificate of Insurance shall state that coverage is claims-made and the retroactive date.

11.4 Landlord and Tenant intend that the risk of loss or damage as described above be borne by responsible insurance carriers, to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and to seek recovery only from, their respective insurance carriers in the event of a loss of a type described above, to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible amount shall be treated as though it were recoverable under such policies. Landlord and Tenant agree that applicable portions of all monies collected from such insurance shall be used toward the full compliance with the obligations of Landlord and Tenant under this Lease in connection with damage resulting from fire or other casualty.

ARTICLE 12
CONDEMNATION

12.1 If the whole or any part of the Premises shall be taken or condemned by any competent authority for any public use or purpose, or if any adjacent property or street shall be condemned or improved in such manner as to require the use of any part of the Premises, the Term, at the option of Landlord, shall end upon the date when the possession of the part so taken shall be required for such use or purpose, and Landlord shall be entitled to receive the entire award without any payment to Tenant. Current Rent shall be apportioned as of the date of such termination.

ARTICLE 13
WAIVER OF CLAIMS AND INDEMNITY

13.1 Tenant agrees that, to the extent not expressly prohibited by law, Landlord and its officers, agents, servants, and employees shall not be liable for (nor shall Rent abate as a result of) any direct or consequential damage (including damage claimed for actual or constructive eviction) either to person or property sustained by Tenant, its servants, employees, agents, invitees, or guests due to the Premises or any part or any appurtenances thereof becoming out of repair, or due to the happening of any accident in or about the Premises, or due to any act or neglect of Tenant or of any other person. This provision shall apply without distinction as to the person whose act or neglect was responsible for the damage.

13.2 Tenant further agrees that all of Tenant's personal property in the Premises shall be at the risk of Tenant only and that Landlord shall not be liable for any damage thereto or theft thereof.

13.3 Tenant shall defend (with counsel acceptable to Landlord), indemnify and hold Landlord, and its officers, agents and employees, harmless from and against any and all liability, claims, fines, liens, suits, actions, obligations, penalties, charges, expenses, costs, or damages, including reasonable attorneys fees and costs, arising from, or alleged to have arisen from, the acts or omissions of Ten ant, and / or its agents, employees, licensees, invitees, subtenants, or contractors, occurring in or upon the Premises, or related to the use thereof.

13.4 Tenant will be solely responsible for and will defend (with counsel acceptable to Landlord), indemnify, and hold Landlord and its officers, agents, and employees harmless from and against any and all claims, fines, liens, suits, actions, obligations, penalties, charges, expenses, damages, costs, and liabilities, including reasonable attorneys fees and costs, arising out of or in connection with the removal from, clean up of, or restoration of the Premises directly attributed to the use or generation of hazardous materials by Tenant or any of Tenant's agents, employees, invitees, licensees, contractors or subtenants. Tenant shall promptly take any and all remedial and removal action as required by law to clean up the Premises and mitigate exposure to liability arising from, and keep the Premises free of any lien imposed pursuant to, any Legal Requirements as a result of Tenant's actions with respect to the Premises in violation of this Article 13. As used herein, "hazardous materials" means any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the State of Nevada, or the United States Government, including, but not limited to, any material or substance which is: (i) defined as a "hazardous waste;" (ii) petroleum; (iii) asbestos; (iv) polycholorinated biphenyl; (v) radioactive; (vi) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1317); and (vii) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 9601).

13.5 Tenant shall have the obligation to indemnify Landlord as required by this Lease notwithstanding the existence or adequacy of Tenant's insurance coverages. This Article 13 shall survive the termination and expiration of this Lease.

ARTICLE 14
NONWAIVER

14.1 No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition, if such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises Landlord may receive and collect any Rent, Additional Rent or other sums due, and such payment shall not waive or affect such notice, suit, or judgment.

ARTICLE 15
WAIVER OF NOTICE

15.1 Except as provided in Article 16 hereof, Tenant hereby expressly waives the service of any notice of intention to terminate this Lease or to reenter the Premises and waives the service of any demand for payment of Rent or possession and waives the service of any other notice or demand prescribed by any statute or other law.

ARTICLE 16
LANDLORD'S REMEDIES

16.1 If default shall be made in the payment of the Rent or any installment thereof, or in the payment of any other sum required to be paid by Tenant under this Lease, or under the terms of any other agreement between Landlord and Tenant, and such default shall continue for fifteen (15) days after written notice to Tenant, or if default shall be made in the performance of any of the other material covenants or conditions Tenant is required to observe and perform, and such default shall continue for thirty (30) days after written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any petition sha11 be filed by or against Tenant to declare Tenant a bankrupt or to delay, reduce, or modify Tenant's debts or obligations, or if any petition shall be filed or other action taken to reorganize or modify Tenant's capital structure, if Tenant be a corporation or other entity, or if Tenant be declared insolvent according to law, or if any assignment of Tenant's property shall be made for the benefit of creditors, or if a receiver or trustee is appointed for Tenant or its property, or if Tenant shall abandon or vacate the Premises during the Term of this Lease, then Landlord may treat the occurrence of anyone or more of the foregoing events as a breach of this Lease and thereupon at its option may (in addition to any rights of Landlord under this Lease or applicable Legal Requirements), with notice and demand, terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith as damages: (i) any accrued and unpaid Rent; plus (ii) six (6) monthly payments of Rent.

ARTICLE 17
SURRENDER OF POSSESSION

17.1 On or before the date this Lease and the Term hereby created terminate, or on or before the date Tenant's right of possession terminates, whether by lapse of time or at the option of Landlord, or otherwise, Tenant shall: (i) Restore the Premises to the same condition it was in at the beginning of the Term (except as otherwise provided in Article 8 of this Lease), reasonable wear and tear excepted, and remove those alterations, improvements, or additions installed for or during Tenant's occupancy, whether installed by Landlord or Tenant, or acquired by Tenant from former tenants, which Landlord shall request Tenant to remove; (ii) Remove from the Premises all of Tenant's personal property; and (iii) Surrender possession of the Premises to Landlord in a clean condition free of all rubbish and debris.

ARTICLE 18
HOLDING OVER

18.1 Unless a new Lease is negotiated, Tenant shall pay to Landlord 125% of the Rent for each month or portion thereof Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise.

ARTICLE 19
COSTS, EXPENSES, AND ATTORNEYS FEES

19.1 In case Landlord shall, without fault on its part, be made a party to any litigation commenced by or against Tenant, then Tenant shall pay all costs, expenses, and reasonable attorneys fees incurred or paid by Landlord in connection with such litigation. Tenant shall also pay all costs, expenses and reasonable attorneys fees that may be incurred or paid by Landlord in enforcing Tenant's covenants and agreements in this Lease. This Article 19 shall survive the expiration and termination of this Lease.

ARTICLE 20
COMPLIANCE WITH LAWS

20.1 Tenant and Landlord shall operate the Premises in compliance with all applicable Legal Requirements and shall not, knowingly, directly or indirectly, make any use of the Premises that is prohibited by any such Legal Requirements.

ARTICLE 21
CERTAIN RIGHTS RESERVED BY LANDLORD

21.1 In addition to any other rights of Landlord under this Lease or applicable Legal Requirements, Landlord shall have the following rights, exercisable without notice, and without liability to Tenant for damage or injury to property, person, or business, and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession or giving rise to any claim for setoff or abatement of rent:

A. To change the name or street address of the Premises.

B. To designate and approve and to control all lighting that may be visible from the Premises.

C. To show the Premises to prospective tenants at reasonable hours during the last twelve (12) months of the Term and, if vacated during such period, to repair and otherwise prepare the Premises for reoccupancy without affecting Tenant's obligation to pay rent.

D. To retain at all times, and to use in appropriate instances, keys to all locks and gates within and into the Premises. No locks shall be changed without the prior written consent of Landlord.

E. To make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Premises or any part thereof, and for such purposes to enter upon the Premises, and, during the continuance of any of such work, to temporarily close entryways, ingress to and egress from the Premises and to interrupt or temporarily suspend any services and facilities, all without abatement of Rent or affecting any of Tenant's obligations hereunder, so long as the Premises are reasonably accessible.

F. To have and retain a paramount title to the Premises free and clear of any act of Tenant purporting to burden or encumber it.

G. To close the Premises after regular working hours and on Saturdays, Sundays, and legal holidays subject, however, to Tenant's right to admittance, under such regulations as Landlord may prescribe from time to time.

21.2 Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of Tenant's use or possession, and without being liable in any manner to Tenant.

ARTICLE 22
ESTOPPEL

22.1 Tenant agrees that from time to time upon not less than ten (10) days' prior request by Landlord, Tenant, or Tenant's duly authorized representative having knowledge of the following facts, will deliver to Landlord a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect); (ii) the dates to which the Rent and other charges have been paid; and (iii) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail.

ARTICLE 23
RULES AND REGULATIONS

23.1 Tenant agrees to observe the reservations to Landlord in Article 21 hereof and agrees for itself, its employees, agents, servants, clients, customers, invitees, licensees, and guests to observe and comply at all times with the following rules and regulations and with such reasonable modifications thereof and additions thereto as Landlord may from time to time make for the Premises, and that failure to observe and comply with such reservations, rules, and regulations shall constitute a default under this Lease:

A. Keys or combinations for locks in and gates to the Premises will be furnished at the commencement of the Term by Landlord and no additional locks shall be placed upon any gates of the Premises, and no locks shall be changed without the prior written consent of Landlord. Tenant shall not permit any duplicate keys to be made and shall purchase any duplicate keys only from Landlord. Upon termination of this Lease, Tenant shall surrender all keys to the Premises.

B. Tenant assumes full responsibility for protecting its space from theft, robbery, and pilferage, which includes keeping gates locked and any other means of entry to the Premises closed and secured. Tenant shall cooperate and participate in all security programs affecting the Premises.

C. All motor vehicles, supplies and· materials to be fully contained within Tenant's leased Premises.

ARTICLE 24
MISCELLANEOUS

24.1 Landlord and Tenant further agree as follows:

A. The parties intend that this Lease and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, without regard to conflicts of law principles.

B. All of the representations, covenants, promises, agreements, conditions, understandings and obligations of the parties concerning the matters contemplated by this Lease are contained herein. This Lease supersedes any and all prior agreements between the parties with respect to the subject matter hereof.

C. No modification, waiver or amendment of this Lease or any of its conditions or provisions shall be binding upon a party unless in writing signed by that party or a duly authorized agent of that party empowered by a written authority signed by that party.

D. Landlord does not grant, lease, let or demise hereby, and expressly excepts and reserves herefrom all rights to oil, gas and other minerals in, on or under the Premises and that might be produced or mined from the Premises; provided, however, that no drilling or other activity will be undertaken on the surface of the Premises to recover any oil, gas or minerals during the Term hereof.

E. The headings of Articles are for convenient reference only and shall not be deemed to limit, construe, affect, modify or alter the meaning of such Articles.

F. Time is of the essence in this Lease, and in all of the terms, covenants, conditions and provisions thereof.

G. If any term, provision, covenant or condition of this Lease, or any application thereof, should be held by a court of competent jurisdiction to be invalid, void or unenforceable, all provisions, covenants, and conditions of this Lease, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

H. Landlord covenants that Tenant, upon the payment of Rent and the performance of the covenants contained herein, and subject to the conditions of this Lease, shall and may peacefully and quietly have, hold and enjoy the Premises for the Term of the Lease and any renewal terms.

I. Tenant shall not commit or suffer any waste or damage to, or impairment of the value of, the Premises.

J. This Lease is not intended to create, and shall not be deemed to create, any partnership, joint venture or other similar business arrangement between Landlord and Tenant, other than as Landlord and Tenant.

K. Landlord and Tenant shall each execute and deliver all such documents and perform such acts as are reasonably requested by the other party from time to time, to effectuate the transactions contemplated by this Lease, provided that such further assurances are provided by Landlord and Tenant at no additional cost not contemplated by this Lease and are otherwise consistent with the terms and intent of this Lease.

L. In the event any party is unable to perform its obligations under this Lease because of a force majeure event, then such party shall provide the other party with notice of its inability to perform its obligations hereunder, together with documentation supporting the existence of such force majeure event, and shall promptly begin to perform, or resume performance of, its obligations under this Lease upon the cessation of the force majeure event. As used herein, a "force majeure event" means labor strikes, extraordinary civil commotion, war, warlike operation, fire or other casualty, inability to obtain fuel or energy, unusual or uncustomary weather conditions, or other acts of God, or other causes beyond a party's reasonable control (financial inability excepted).

ARTICLE 25
ASSIGNMENT AND SUBLETTING

25.1 Tenant shall not, without the prior written consent of Landlord, (i) assign this Lease or any part thereof or any interest hereunder; (ii) permit any assignment of this Lease or any part thereof by operation of law; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises or any part thereof by any parties other than Tenant, its agents, and its employees.

ARTICLE 26
NOTICE

26.1 All notices, demands, requests, consents, approvals, and other instruments required or permitted to be given pursuant to this Lease shall be in writing, signed by the notifying party, or officer, agent or attorney of the notifying party, and shall be deemed to have been effective upon delivery in writing if served personally, including but not limited to delivery by personal delivery, by overnight courier service or by overnight express mail, or upon posting if sent by registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

A. To Landlord:	Maile Leasing, LLC
5031 Sobb Avenue
Las Vegas, NV 89118
(702) 871-4050

B. To Tenant:	Saving Energy Solar, Inc.
2043 Pabco Road
Henderson, NV 89011
(702) 883-2994

26.2 The address to which any notice, demand or other writing may be delivered to any party as above provided may be changed by written notice given by such party as above provided.

ARTICLE 27
CONVEYANCE BY LANDLORD

27.1 In case Landlord or any successor owner of the Premises shall conveyor otherwise dispose of any portion thereof to another person, such other person shall in its own name thereupon be and become Landlord hereunder and shall assume fully in writing and be liable for all liabilities and obligations of this Lease to be performed by Landlord that first arise after the date of conveyance, and such original Landlord or successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations not theretofore incurred.

ARTICLE 28
SUBORDINATION OF LEASE

28.1 The rights of Tenant under this Lease shall be and are subject and subordinate at all times to the lien of any deeds of trust, mortgage, or mortgages now or hereafter encumbering the Premises, and to all advances made or hereafter to be made upon the security thereof and to all renewals, modifications, consolidations, replacements, and extensions thereof. This Article is self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination Tenant shall promptly execute such further instruments as may be requested by Landlord. Tenant, at the option of any mortgagee, agrees to attorn to such mortgagee in the event of a foreclosure sale or deed in lieu thereof.

ARTICLE 29
REPRESENTATIONS AND WARRANTIES

29.1 Tenant hereby represents and warrants for the benefit of Landlord, in addition to any other representations and warranties made in this Lease, with the knowledge and expectation of Landlord's reliance thereon, as follows:

A. Tenant is a duly formed and validly existing limited liability company and is in good standing in Nevada, and has the full power, authority and legal right to execute, deliver and perform under this Lease.

B. The execution and delivery of this Lease, the consummation of the transactions provided for herein and the fulfillment of the terms hereof on the part of Tenant will not result in a breach of any instrument to which Tenant is a party or by which Tenant is bound or of any judgment, decree or order of any court or governmental body or any law, rule or regulation applicable to Tenant.

C. The execution, delivery and performance of this Lease and the taking of all other lawful actions necessary to consummate the transactions contemplated hereunder, by the persons executing, delivering and performing the same on behalf of Tenant, have been duly and validly authorized (and by their execution hereof or of any document delivered in connection with the transactions contemplated hereunder such persons individually represent and warrant that they are so authorized), and this Lease and the other instruments contemplated hereby, constitute legal, valid and binding obligations of Tenant, enforceable in accordance with their respective terms.

D. Tenant has obtained or shall promptly obtain hereafter any consent, approval or authorization of any governmental authority or private party that is required in connection with the execution, delivery and performance of this Lease by Tenant.

E. Tenant has obtained or shall promptly obtain hereafter any and all Governmental Authorizations that are required to be obtained by Tenant by all applicable Legal Requirements.

29.2 The representations and warranties made by Tenant herein shall survive the expiration or termination of this Lease.

ARTICLE 30
SECURITY DEPOSIT

30.1. Simultaneous with the execution hereof, Tenant has deposited with Landlord the sum of Two Thousand and 00/100 Dollars ($2000.00), receipt of which is hereby acknowledged, (subject to collection, however, if made by check), as a "Security Deposit" as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. Landlord may commingle the Security Deposit with Landlord's other funds. The Security Deposit shall be held by Landlord without obligation or liability for payment of income from or interest on the same. If Tenant defaults under this Lease, including but not limited to the provisions relating to the payment of any Rent or other charges, Landlord may use, apply or retain all or any part of the Security Deposit for the payment of any Rent or other charge in default or for the payment of any other amount that Landlord may spend or become obligated to spend by reason of Tenant's default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount herein stated. Tenant's failure to replenish the Security Deposit shall be a material breach of this Lease. If Tenant shall fully and faithfully perform every provision of this Lease, the Security Deposit, or so much of it as has not theretofore been applied by Landlord, shall be returned to Tenant at the expiration of the Term of this Lease. The making by Tenant of such Security Deposit, or the application thereof by Landlord in the manner provided herein, shall not constitute nor be construed as a limitation upon the exercise of Landlord of any other rights or remedies provided to Landlord under the terms of this Lease in the event of Tenant's default. In the event Landlord sells the Entire Parcel or the Premises, then Landlord may assign the Security Deposit to the purchaser of Landlord's interest without liability to Tenant, and upon such assignment, Landlord shall be discharged from further liability with respect to the Security Deposit.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the Commencement Date first written above.

LANDLORD:	TENANT:

Maile Leasing, LLC	Saving Energy Solar, Inc.

By: /s/ Marvin Maile	By: /s/ Ian Dixon
Name: Marvin Maile	Name: Ian Dixon
Title: Manager	Title: president